Exhibit 5.1

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Akari Therapeutics, PLC

Elder House

St Georges Business Park

207 Brooklands Road

Weybridge

Surrey

United Kingdom KT13 0TS

23 April 2019

Dear Sirs

Akari Therapeutics, PLC – Registration Statement on Form S-8 Exhibit 5.1

1.	Background

1.1	We have acted for Akari Therapeutics, PLC, a public limited company incorporated under the laws of England and Wales (the “Company”), as its legal advisers in England in connection with the registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the issue of up to an additional 41,940,787 ordinary shares of £0.01 each in the capital of the Company (the “New Shares”) to be issued pursuant to the Akari Therapeutics, PLC Equity Incentive Plan 2014 (as amended and restated) (the “Plan”).

1.2              In rendering this opinion, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for the purposes of this opinion, being (i) the Registration Statement; (ii) the Plan; (iii) a certificate of an officer of the Company addressed to us in connection with this opinion and dated on or about the date of this opinion (“Secretary's Certificate”), the certificate of incorporation (and change of names) and the current articles of association of the Company as attached to the Secretary’s Certificate (the “Articles”); (ii) the authorisations of the shareholders attached to the Secretary’s Certificate (“Shareholder Resolutions”) and the resolutions of the board of directors (and any committees hereof) attached to the Secretary’s Certificate (the “Authorising Resolutions” and together with the Shareholder Resolutions being the “Corporate Approvals”).

1.3	On 23 April 2019 at 12:25pm (BST) we carried out a search on Companies House Direct, an on-line service provided by Companies House (the “Company Search”), and on 23 April 2019 at 12:54pm (BST) we made a telephone query search of the Central Registry of Winding-Up Petitions at the Companies Court with respect to the Company (the “Winding Up Enquiry” and together with the Company Search being the “Searches”).

1.4	Those documents and searches set out in paragraphs 1.3 and 1.4 are the only documents or records we have examined and the only searches and enquiries we have carried out for the purposes of this opinion. We have made no further enquiries concerning the Company or any other matter in connection with the giving of this opinion.

2.	Assumptions

2.1	We have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any document.

2.2	This opinion applies as at the date of this letter. We expressly disclaim any obligation to update this opinion for changes in law or events occurring after that date.

2.3	In giving this opinion we have assumed:

2.3.1	the genuineness of all signatures, seals and stamps;

2.3.2	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

2.3.3	the authenticity and completeness of all documents submitted to us as originals;

2.3.4	the conformity with the original documents of all documents reviewed by us as drafts, specimens, pro formas or copies and the authenticity and completeness of all such original documents;

2.3.5	any documents examined by us which are governed by the laws of any jurisdiction other than England and Wales are legal, valid and binding under the laws by which they are (and are expressed to be) governed;

2.3.6	that each of the statements contained in the Secretary's Certificate is true and correct as at the date hereof;

2.3.7	that the Authorising Resolutions were duly passed either (A) at a meeting of the directors duly convened and held and throughout which a valid quorum of directors entitled to vote on the resolutions were present, the minutes of which are a true record of the proceedings of the relevant meeting, or (B) by a resolution in writing agreed to in accordance with the Articles by all the Directors for the time being entitled to receive notice of a meeting of the Company’s board, such Directors being sufficient to constitute a quorum at such a meeting in respect of the relevant matters; and that each of the Authorising Resolutions has not been and will not be amended or rescinded and remains in full force and effect;

2.3.8	that the Shareholders' Resolutions were duly passed at a meeting of the shareholders duly convened and held and throughout which a valid quorum of shareholders entitled to vote on the resolutions were present, and are a true record of the proceedings of the relevant meeting and that each resolution recorded in those documents has not been and will not be amended or rescinded and remains in full force and effect;

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2.3.9	the directors of the Company have exercised, or will exercise their powers in accordance with their duties under all applicable laws and the Articles in respect of the performance of the Registration Statement, the Plan and any actions contemplated by the Corporate Authorisations;

2.3.10	that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of the transactions contemplated by, the Corporate Approvals;

2.3.11	that the information disclosed by the Searches is true, accurate, complete and up-to-date and that there is no information which, for any reason, should have been disclosed by those Searches but was not so disclosed;

2.3.12	that the holders of awards granted under the terms of the Plan shall comply with all procedures set out in the Plan and/or conditions attached to the award;

2.3.13	that other than the filing of the return of the allotment to the Registrar of Companies in accordance with Section 555 of the Companies Act 2006 and the registration of the allottee(s) in the Register of Members of the Company (the “Formalities”), all consents, approvals, authorisations, notices, filings, recordations, publications and registrations, and the payment of any stamp duties or documentary taxes, that are necessary under any applicable laws or regulations in order to permit the performance of the actions to be carried out pursuant to the Plan and the Corporate Approvals have been or will be duly made or obtained and are, or will be, in full force and effect;

2.3.14	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

2.3.15	that on each date on which any New Shares are allotted and issued (each an “Allotment Date”) the Company will have complied with its Articles and all applicable laws relevant to the allotment and issue of those New Shares;

2.3.16	that as at each Allotment Date the documents examined, and the results of the searches and enquiries made, as set out in paragraph 1 would not be rendered untrue, inaccurate, incomplete or out-of-date by reference to subsequent facts, matters, circumstances or events;

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2.3.17	that no offer for the New Shares has been made, or shall be made, in England other than in circumstances set out in section 86 of the Financial Services and Markets Act 2000; and

2.3.18	that there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of any New Shares and no additional document between any relevant parties which would or might affect this opinion and which was not revealed to us by the documents examined or the searches and enquiries made by us in connection with the giving of this opinion.

2.4	In relation to paragraph 2.3.11, it should be noted that this information may not be true, accurate, complete or up-to-date. In particular, but without limitation:

2.4.1	there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

2.4.2	there is no requirement to register with the Registrar of Companies notice of a petition for the winding-up of, or application for an administration order in respect of, a company. Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding-up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

2.4.3	the results of the Winding Up Enquiry relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Company presented prior to the enquiry and entered on the records of the Central Index of Winding Up Petitions. The presentation of such a petition, or the making of such an application, may not have been notified to the Central Index or entered on its records immediately or, if presented to a County Court or Chancery District Registry, at all; and

2.4.4	in each case, further information might have become available on the relevant register after the Searches were made.

3.	Opinion

3.1	On the basis of the examination and enquiries referred to in paragraph 1 (Background) and the assumptions made in paragraph 2 (Assumptions), we are of the opinion that the New Shares will, when the names of the holders of such New Shares are entered into the register of members of the Company and subject to the receipt by the Company of the aggregate issue price in respect of all the New Shares in accordance with the Plan (and such awards given thereunder) and completion of the Formalities, be validly issued, fully paid and no further amount may be called thereon.

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3.2	This opinion is strictly limited to the matters expressly stated in this paragraph 3 and is not to be construed as extending by implication to any other matter.

4.	Law

4.1	This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

4.2	This opinion relates only to English law as applied by the English courts as at today’s date, including the laws of the European Union to the extent having the force of law in England.

4.3	We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in English law or factual matters.

4.4	We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Plan, the Company, any document or any other matter contemplated by any document would or might affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or rules and regulations of the SEC issued thereunder.

Yours faithfully

/s/ McDermott Will & Emery UK LLP

McDermott Will & Emery UK LLP

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